UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 1, 2002

Transcat, Inc.

(Exact name of registrant as specified in charter)

Ohio	0-3905	16-0874418

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 Vantage Point Drive, Rochester, New York (Address of principal executive offices)	14624 (Zip Code)

Registrant’s telephone number, including area code 716-352-7777

Transmation, Inc., 10 Vantage Point Drive, Rochester, New York 14624

(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure

     On October 1, 2002 , the Registrant issued the following press release:

TRANSMATION, INC. CHANGES CORPORATE NAME TO TRANSCAT, INC.;
LEVERAGES QUALITY INDUSTRY REPUTATION FOR SALES AND SERVICES

ROCHESTER, NY – Transmation, Inc. (NASDAQ: TRNS), an industry leading provider of accredited calibration services and distributor of test and measurement instruments, announced today that it has changed its name to Transcat, Inc. effective immediately. The Company’s common stock will continue to trade under the symbol TRNS.

Transcat’s President and Chief Executive Officer, Carl E. Sassano stated: “Transcat is the name that our customers, business partners and overall industry know and trust. Our calibration labs and our product catalogs have been doing business under the Transcat brand for many years.”

Sassano continued, “Elevating Transcat to our corporate name helps us further leverage our successful heritage and our quality reputation within the industries we serve.”

In 2001, Transmation, Inc. divested its Transmation Products Group business unit, manufacturer of Transmation and Altek brand test instruments, to Danaher Corporation (Everett, WA), in order to focus on its core calibration service and instrument distribution business.

“As a result of last year’s sale of the Transmation Product business to Danaher, it does not make strategic sense to tie our corporate name to a business we no longer own,” Sassano added.

Transcat, Inc. distributes test and measurement instruments and provides accredited calibration services to a variety of industries including life sciences, pharmaceutical, petroleum refining, chemical manufacturing, public utility, pulp and paper, communications, automotive and aerospace.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements which are subject to various risk and uncertainties. The Company’s actual results could differ from those anticipated in such forward-looking statements as a result of numerous factors which may be beyond the Company’s control.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCAT, INC.

Dated:	October 2, 2002	By:	/s/ Charles P. Hadeed Charles P. Hadeed Vice President - Finance